Exhibit 4.29

Termination Agreement

This Termination Agreement (this “Agreement”) is entered into as of June 15, 2016 in Beijing by and among:

Party A: Beijing Jingdong Century Trade Co., Ltd., a wholly foreign owned enterprise incorporated and duly existing under the laws of the PRC, with registered address at Room B168, Building 2, 99 Kechuang 14 Street, Beijing Economic and Technological Development Zone, Beijing;

Party B: Jiangsu Yuanzhou E-Commerce Co., Ltd., a limited liability company incorporated and duly existing under the laws of the PRC, with registered address at Intersection of Hengshan Road and Jiangshan Avenue, Suyu District, Suqian;

And

Party C:

Richard Qiangdong Liu

Jiaming Sun

(Party A, Party B and Party C Individually a “Party”, and collectively the “Parties”)

WHEREAS:

(1)               Party A and Party B have entered into a certain loan agreement dated November 6, 2012 (the “Loan Agreement”);

(2)               Party A, Party B and Party C have entered into a certain exclusive call option agreement dated November 6, 2012 (the “Exclusive Call Option Agreement”);

(3)               Party A, Party B and Party C have entered into a certain equity pledge agreement dated November 6, 2012 (the “Equity Pledge Agreement”);

(4)               Party A, Party B and Party C have entered into a certain business operation agreement dated November 6, 2012 (the “Business Operation Agreement”);

(5)               Party C has issued a certain power of attorney dated November 6, 2012 to Party A (the “Power of Attorney”); and

(Collectively, the “Existing Controlling Documents”)

(6)               Party B agrees that Jiaming Sun, an individual shareholder of Party B, may transfer (i) 30% equity interests in Party B equivalent to registered capital of RMB6.6 million to Yayun Li; (ii) 25% equity interests in Party B equivalent to registered capital of RMB5.5 million to Pang Zhang.  Party A agrees to such equity transfer, and to terminate and replace the Existing Controlling Documents with new controlling documents to be made by and among Party A, Party B, Richard Qiangdong Liu, Yayun Li and Pang Zhang.

The Parties agree as follows through negotiations:

1.                                      Termination of Existing Controlling Documents

1.1                               Party A and Party B hereby irrevocably agree and acknowledge that the Loan Agreement shall terminate and cease to have any effect as of the date hereof.

1.2                               Each of the Parties hereby irrevocably agree and acknowledge that each of the Exclusive Call Option Agreement, the Equity Pledge Agreement, the Business Operation Agreement and the Power of Attorney shall terminate and cease to have any effect as of the date hereof.

1.3                               On and from the date hereof, each Party will cease to have any right or obligation under any of the Existing Controlling Documents.

1.4                               Each Party hereby irrevocably and unconditionally waives any dispute, claim, demand, right, obligation, liability, action, contract or cause of action of any kind or nature it had, has or may have against any Other Party hereto, arising directly or indirectly from or in connection with any of the Existing Controlling Documents.

2.                                      Execution of New Controlling Documents

Each Party agrees that on the date hereof, Party A, Party B, Richard Qiangdong Liu, Yayun Li and Pang Zhang will execute new controlling documents, each in the form and content substantially similar to each of the Exclusive Call Option Agreement, Loan Agreement, Equity Pledge Agreement, Business Operation Agreement and Power of Attorney.

3.                                      Representations and Warranties

Each of the Parties represents and warrants to the Other Parties that:

3.1                               it has the requisite authority and power to execute this Agreement; its execution and performance of this Agreement will not conflict with, limit or breach any law, regulation or agreement to which it is subject.

3.2                               once executed, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with the terms of this Agreement.

3.3                               There is no lawsuit, arbitration, or legal, administrative or any other proceedings or government investigation involving the subject matter of this Agreement.

4.                                      Covenants

4.1                               To smoothly terminate the rights and obligations under the Existing Controlling Documents, each Party shall execute all documents and take all actions that are necessary or appropriate, actively assist the other Parties in obtaining relevant government approvals and/or registration documents and effect relevant termination procedures.

5.                                      Liabilities for Breach

If this Agreement is not wholly or partially performed due to breach of this Agreement by any Party, the breaching Party shall be held liable and indemnify any loss incurred by the other Parties.

6.                                      Confidentiality

The Parties agree that any oral or written information communicated among them in connection with this Agreement is confidential, shall be kept in confidence by each of the Parties and, without prior written consent from the other Parties, may not disclose such information to any third party, unless (a) it has been or will be known to the public (without unauthorized disclosure by any Party); (b) otherwise required under applicable laws or regulations; or (c) it is disclosed to by any Party to its potential investor, legal or financial advisor on as-need basis, provided that such potential investor, legal or financial advisor shall be subject to confidentiality obligations similar to this Section 6.  Disclosure of any confidential information by any employee or entity engaged by any Party shall be deemed disclosure of such Party, for which such Party shall be held liable for breach of this Agreement.  This Section 6 shall survive termination of this Agreement for any cause.

7.                                      Governing Law and Dispute Resolution

7.1                               The conclusion, validity, interpretation, performance and resolution of disputes hereunder shall be governed by and construed in accordance with the laws of the PRC.

7.2                               Any dispute, claim, or controversy arising from interpretation or performance of this Agreement, or any breach, termination or invalidity hereof (the “Dispute”) shall be resolved by the Parties through friendly negotiations.  If the negotiations fail, unless otherwise agreed in writing, any Party may submit the Dispute to Beijing Arbitration Commission for arbitration in Beijing in accordance with its then effective arbitration rules and procedures.  The arbitral award shall be final and binding upon the Parties.

7.3                               During the arbitration, except the matters under dispute and pending arbitration, each Party shall continue to exercise its other rights and fulfill its other obligations hereunder.

8.                                      Miscellaneous

8.1                               This Agreement shall become effective upon execution by the Parties on the date first written above.

8.2                               This Agreement is in four counterparts, one for each Party, and all counterparts shall be equally binding.

8.3                               This Agreement may be amended and supplemented by agreement of the Parties in writing.  Any amendment and/or supplement so made hereto is integral party of and have the same effect with this Agreement.

8.4                               Invalidity of any provision hereof will not be prejudicial to the remainder of this Agreement.

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IN WITNESS WHEREOF, each party hereto has executed or caused this Termination Agreement to be duly executed by its authorized representative as of the date first written above.

Party A:

Beijing Jingdong Century Trade Co., Ltd.

/s/ Beijing Jingdong Century Trade Co., Ltd.
(Seal of Beijing Jingdong Century Trade Co., Ltd.)

By:	/s/Richard Qiangdong Liu
Name: Richard Qiangdong Liu
Title: Legal Representative

Party B:

Jiangsu Yuanzhou E-Commerce Co., Ltd.

By:	/s/Richard Qiangdong Liu
Name: Richard Qiangdong Liu
Title: Legal Representative

Party C:

Richard Qiangdong Liu

By:	/s/Richard Qiangdong Liu

Jianming Sun

By:	/s/Jianming Sun

Schedule A

The following schedule sets forth other similar agreement the registrant entered into with the relevant Chinese variable interest entity listed below. Other than the information set forth below, there is no material difference between such other agreements and this exhibit.

VIE	Executing Parties	Execution of New Controlling Documents	Execution Date
Suqian Limao Donghong Investment Management Co., Ltd.	Party A: Suqian Hanbang Investment Management Co., Ltd. Party B: Suqian Limao Donghong Investment Management Co., Ltd. Party C: Richard Qiangdong Liu and Yayun Li

Each Party agrees that on the date hereof, Suqian Yitong Information Technology Co., Ltd., Party B, Richard Qiangdong Liu and Yayun Li will execute new controlling documents, each in the form and content substantially similar to each of the Exclusive Call Option Agreement, Loan Agreement, Equity Pledge Agreement, Business Operation Agreement, Exclusive Technology Consulting and Service Agreement and Power of Attorney.

December 28, 2016